Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

info@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports First Quarter 2011 Financial Results

Beaverton, Ore. — April 25, 2011 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the first quarter ended March 31, 2011.

Revenues for the first quarter 2011 decreased 11% to $9.1 million from $10.2 million in the same quarter a year ago. The decrease in revenues was primarily due to a one-time $4.5 million payment from Arbitron in Q1 last year, while the 2011 quarter reflects $3 million of new revenues from the Intellectual Ventures relationship and increased license revenues from some of our long term licensees.

Operating income for the first quarter 2011 was $1.4 million, compared to $4.2 million in the first quarter of 2010. The decrease primarily reflects lower revenues as described above, higher product development and marketing expenses associated with the launch of Digimarc Discover, and litigation expenses associated with the Verance matter.

Net income for the quarter was $0.9 million or $0.12 per diluted share, which included Digimarc’s share of the net loss of $0.5 million from its joint ventures with Nielsen. This compares to a net income of $3.8 million or $0.51 per diluted share in the first quarter of 2010, which also included Digimarc’s share of the net loss of $0.5 million from the company’s joint ventures with Nielsen.

At March 31, 2011, cash and cash equivalents and marketable securities totaled $33.1 million, down from $45.9 million at December 31, 2010 primarily due to the $15 million stock buyback from Koninklijke Philips Electronics N.V. (NYSE: PHG) in January.

According to CEO Bruce Davis, “We got off to a nice start to the year. Our operating performance was in line with our expectations. We were pleased to be able to negotiate the purchase of a substantial number of our shares from Philips in January. The Company launched the beta program for Digimarc Discover, the seeing/hearing platform for mobile devices, in February, which will run through May 31st. The response has been encouraging. There are many interesting opportunities in the pipeline.”

Conference Call

Digimarc will hold a conference call later today (Monday, April 25, 2011) to discuss first quarter 2011. Chairman and CEO, Bruce Davis and CFO, Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be simulcast via a link available on Digimarc’s home page at www.digimarc.com, and will be available for replay until May 9, 2011. Thereafter, the webcast will be archived at www.digimarc.com/investors/events.asp.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding Digimarc’s investment in marketing and research and development associated with the launch of Digimarc Discover, increases in license revenues from long term licensees, opportunities in Digimarc’s pipeline, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results are set forth in the company’s Form 10-K for the year ended December 31, 2010 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information
	March 31, 2011	March 31, 2010
Revenue:
Service	$3,069	$3,514
License & subscription	6,022	6,678

Total revenue	9,091	10,192

Cost of revenue:
Service	1,584	1,800
License & subscription	65	57

Total cost of revenue	1,649	1,857

Gross profit:
Service	1,485	1,714
License & subscription	5,957	6,621

Total gross profit	7,442	8,335

Percentage of gross profit to revenues:
Service	48%	49%
License & subscription	99%	99%
Percentage of gross profit to total revenue	82%	82%

Operating expenses:
Sales and marketing	1,102	741
Research, development and engineering	1,775	1,259
General and administrative	2,847	1,885
Intellectual property	301	257

Total operating expenses	6,025	4,142

Operating income	1,417	4,193

Net loss from joint ventures	(537)	(457)
Interest income, net	58	61

Income before provision for income taxes	938	3,797

Provision for income taxes	—	(21)

Net income	$938	$3,776

Earnings per share:
Net income per share - basic	$0.14	$0.53
Net income per share - diluted	$0.12	$0.51
Weighted average shares outstanding - basic	6,864	7,096
Weighted average shares outstanding - diluted	7,505	7,387

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents (1)	$7,423	$6,340
Marketable securities (1)	21,421	28,441
Trade accounts receivable, net	2,725	3,481
Other current assets	812	1,345

Total current assets	32,381	39,607
Marketable securities (1)	4,264	11,163
Property and equipment, net	1,342	1,330
Intangibles, net	2,288	2,174
Investments in joint ventures	1,192	1,029
Other assets, net	408	462

Total assets	$41,875	$55,765

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,652	$1,519
Deferred revenue	2,324	2,562

Total current liabilities	3,976	4,081
Long-term liabilities	510	525

Total liabilities	4,486	4,606

Commitments and contingencies

Shareholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	34,901	49,609
Retained earnings	2,431	1,493

Total shareholders’ equity	37,389	51,159

Total liabilities and shareholders’ equity	$41,875	$55,765

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $33,108 and $45,944 at March 31, 2011 and December 31, 2010.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information
	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net income	$938	$3,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, property and equipment	153	153
Amortization, intangibles	26	13
Stock-based compensation	986	740
Net loss from joint ventures	537	457
Changes in operating assets and liabilities:
Trade accounts receivable, net	756	720
Other current assets	533	132
Other assets, net	54	14
Accounts payable and other accrued liabilities	119	(431)
Deferred revenue	(239)	(193)

Net cash provided by operating activities	3,863	5,381

Cash flows from investing activities:
Purchase of property and equipment	(165)	(71)
Capitalized patent costs	(129)	(236)
Investments in joint ventures	(700)	(700)
Sale or maturity of marketable securities	42,234	17,756
Purchase of marketable securities	(28,315)	(18,743)

Net cash provided by (used in) investing activities	12,925	(1,994)

Cash flows from financing activities:
Issuance of common stock	—	8
Purchase of common stock	(15,705)	(22)

Net cash used in financing activities	(15,705)	(14)

Net increase in cash and cash equivalents (2)	$1,083	$3,373

Cash equivalents and marketable securities at beginning of period	45,944	42,786
Cash equivalents and marketable securities at end of period	33,108	47,146

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$(12,836)	$4,360

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